Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Nicole Wamsley Office: 717-291-2831

Fulton Financial Expands Executive Leadership Team

(Oct. 23, 2017) – LANCASTER, PA – Fulton Financial Corporation (NASDAQ: FULT) announced today that Mark R. McCollom will join the company as Senior Executive Vice President and a member of Fulton Financial’s senior management team, effective in November 2017. McCollom also will serve as Chief Financial Officer Designee, and assume the role of Chief Financial Officer in early 2018 from Philmer H. Rohrbaugh, the company’s interim CFO.

McCollom is currently Senior Managing Director and Chief Operating Officer of Griffin Financial Group, LLC, an investment banking and financial advisory firm headquartered in Reading, PA. He has more than 30 years of financial services experience in various positions with different entities.

At Fulton Financial, the scope of McCollom’s responsibilities will include: accounting, treasury, corporate development, tax, financial planning and forecasting, investor relations, line of business finance, and administrative services. He also will be responsible for advising senior management and the board of directors on all financial matters.

“Mark has significant experience in banking and finance, having previously served as the CFO of Sovereign Bancorp, Inc.,” said E. Philip Wenger, Chairman, President and CEO of Fulton Financial. “We look forward to welcoming Mark to our team and leveraging his knowledge and skills to continue to grow our company.”

Rohrbaugh, who has served Fulton Financial most recently as both Chief Operating Officer and interim CFO, and previously as Chief Risk Officer, has announced that he plans to retire, effective March 30, 2018, following the transition of his CFO duties to McCollom. Rohrbaugh joined Fulton in 2012 and has played a significant role in leading the transformation of Fulton Financial’s risk management culture and improving operational efficiencies.

Fulton Financial also announced the retirement of Craig A. Roda, effective May 1, 2018. Roda joined Fulton Bank in 1979, and he currently serves as Senior Executive Vice President of Community Banking for Fulton Financial and Chairman and CEO of Fulton Bank. Roda has been instrumental in modernizing consumer banking at Fulton Financial and has remained a tireless advocate for the Lancaster community.

“Phil and Craig have made significant contributions to our company during their tenure at Fulton Financial,” said Wenger. “They are dedicated leaders and trusted business partners who will be leaving strong legacies at Fulton. We are grateful to them for their years of service, and we thank them for their continued commitment to our company as we transition their roles to new team members.”

Curtis J. Myers will take on the roles of President and Chief Operating Officer of Fulton Financial, effective Jan. 1, 2018. Upon Roda’s retirement, he will become Chairman, President and CEO of Fulton Bank. Myers currently serves as Senior Executive Vice President for Fulton Financial and is President and COO of Fulton Bank. Myers has been with Fulton since 1990.

Fulton Financial also announced the following promotions to its senior management team, effective Jan. 1, 2018:

•	David Campbell, Senior Executive Vice President of Strategic Initiatives and Operations.

•	Angela Snyder, Senior Executive Vice President-Head of Consumer Banking and CEO of Fulton Bank of New Jersey.

•	Bernadette Taylor, Senior Executive Vice President and Chief Human Resources Officer.

•	Daniel R. Stolzer, Senior Executive Vice President, Chief Legal Officer and Corporate Secretary.

Finally, Meg Mueller, currently a member of the senior management team, will transition from her current role as Senior Executive Vice President and Chief Credit Officer to Senior Executive Vice President-Head of Commercial Banking, effective Jan. 1, 2018.

Rounding out the senior management team are current members Betsy Chivinski, Senior Executive Vice President and Chief Risk Officer; and Angela Sargent, Senior Executive Vice President and Chief Information Officer.

“We’re excited for the future and ready for new opportunities in 2018,” said Wenger. “We will continue to have an experienced and robust Senior Management team, all of whom bring expertise and a commitment to our company. Most importantly, we will all work together over the next several months to ensure a smooth and unified transition so we can continue to provide excellent service to our customers and value to our shareholders.”

Learn more about Fulton Financial Corporation at www.fult.com.

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Fulton Financial Corporation, a $20 billion Lancaster, PA-based financial holding company, has approximately 3,700 employees and operates more than 240 offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.